Exhibit 99.1

For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports First Quarter Results

FEDERAL WAY, Wash. (April 29, 2010) – Weyerhaeuser Company (NYSE: WY) today reported a net loss of $20 million for the first quarter, or 10 cents per share, on net sales of $1.4 billion.

This compares with a net loss of $264 million, or $1.25 per share, on net sales from continuing operations of $1.3 billion for the same period last year.

SIGNIFICANT FIRST QUARTER 2010 AFTER-TAX ITEMS

	After-Tax Gain (Charge) ($ millions)	Gain (Charge) per share (dollars)
Income tax adjustments related to Medicare prescription drug subsidy and state tax law changes	$(31)	$(0.15)
Wood Products asset sales	$26	$0.12

Excluding these items, the company reported a net loss of $15 million, or 7 cents per share, in the first quarter of 2010.

SIGNIFICANT FIRST QUARTER 2009 AFTER-TAX ITEMS

	After-Tax Charge ($ millions)	Charge per share (dollars)
Closures, restructuring and asset impairments, primarily for Wood Products	$(46)	$(0.22)
Impairments and reserves for Real Estate assets	$(45)	$(0.21)
Corporate restructuring and asset impairments	$(17)	$(0.08)
Reserve for an agreement in principle to settle alder litigation	$(12)	$(0.06)

Excluding these items, the company’s net loss was $144 million, or 68 cents per share, in the first quarter of 2009.

“After many difficult quarters, we’re encouraged by the improvement in our performance,” said Dan Fulton, president and chief executive officer. “Financial results increased significantly compared with the prior quarter and on a year-over-year basis due to better market conditions and the work we’ve done to improve our long-term competitiveness. While the pace of the housing recovery remains uncertain, we’re moving in the right direction. In addition, recent approvals by our shareholders make it possible to complete our strategic conversion to a REIT.”

SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	1Q 2010	1Q 2009	Change
Net loss	$(20)	$(264)	$244
Loss per share	$(0.10)	$(1.25)	$1.15
Net sales	$1,419	$1,275	$144

SEGMENT RESULTS FOR FIRST QUARTER

(Contributions (Charges) to Pre-Tax Earnings)

Millions	1Q 2010	1Q 2009	Change
Timberlands	$81	$40	$41
Wood Products	$(19)	$(266)	$247
Cellulose Fibers	$19	$31	$(12)
Real Estate	$31	$(96)	$127

TIMBERLANDS

	1Q 2010	4Q 2009	Change
Contribution to pre-tax earnings (millions)	$81	$13	$68

1Q 2010 Performance – Excluding fourth quarter charges of $15 million for asset impairments, primarily in international manufacturing operations, the segment’s earnings improved $53 million in the first quarter.

First quarter included pre-tax gains of $31 million from disposition of non-strategic timberlands, compared to $6 million in the fourth quarter. Earnings from operations increased due to improved log price realizations, higher fee volumes, and lower unit costs for logging, trucking and roads. Silviculture spending declined, primarily due to weather. Losses related to international operations, excluding the pre-tax items noted above, were $4 million in the first quarter compared to $6 million in the fourth quarter.

2Q 2010 Outlook – Excluding the disposition of non-strategic timberlands, Weyerhaeuser expects second quarter operating earnings from the segment to be somewhat lower than first quarter, as higher log prices are offset by increased silviculture and road costs and lower fee timber harvest in the south.

WOOD PRODUCTS

	1Q 2010	4Q 2009	Change
Charge to pre-tax earnings (millions)	$(19)	$(208)	$189

1Q 2010 Performance – Excluding the pre-tax items noted below, the segment’s results improved by $60 million, resulting in a significantly smaller loss in the first quarter.

•	First quarter 2010 included pre-tax gains of $40 million from the sale of certain British Columbia forest licenses and associated rights, and $4 million from the sale of a sawmill.

•	Fourth quarter 2009 included charges of $85 million for closures, restructuring and asset impairments.

Lumber and oriented strand board sales realizations increased substantially, and operating rates improved. These improvements were partially offset by higher log costs.

2Q 2010 Outlook – Weyerhaeuser expects the segment to be profitable in the second quarter. The company anticipates improved operating rates, sales realizations and volumes, partially offset by higher log costs.

CELLULOSE FIBERS

	1Q 2010	4Q 2009	Change
Contribution to pre-tax earnings (millions)	$19	$147	$(128)

1Q 2010 Performance – Excluding the pre-tax items noted below, the segment’s earnings declined $15 million in the first quarter.

•	Fourth quarter 2009 included a pre-tax gain of $115 million related to alternative fuel mixture credits.

•	Fourth quarter also included charges of $2 million for asset impairments.

Higher average price realizations were offset by increased annual maintenance, fiber, and freight costs and somewhat lower shipment volumes.

2Q 2010 Outlook – Weyerhaeuser expects second quarter earnings from the segment to improve significantly compared to the first quarter. The company anticipates higher pulp price realizations, partially offset by increased freight and slightly higher annual maintenance costs.

REAL ESTATE

	1Q 2010	4Q 2009	Change
Contribution (charge) to pre-tax earnings (millions)	$31	$(89)	$120

1Q 2010 Performance – Excluding $100 million of fourth quarter asset impairments, restructuring, and investment related charges, the segment’s first quarter results improved by $20 million.

Improved first quarter operating results were primarily due to gains of $33 million on the sale of two commercial partnership interests. First quarter also included gains of $3 million on the sale of land and lots, compared to losses of $10 million in the fourth quarter. Home sale closings declined seasonally to 393 single-family homes, a 49 percent decrease from fourth quarter. Market conditions remain fragile. The average price of homes closed declined 7 percent from the previous quarter due to mix. Selling expenses declined due to lower volumes and cost improvements.

2Q 2010 Outlook – Weyerhaeuser expects second quarter results from single-family homebuilding operations to be comparable to the first quarter. The company anticipates an increase in home sale closings, offset by lower average sales prices due to mix.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage 22 million acres of timberland worldwide on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2009, we employed approximately 14,900 employees in 10 countries. We have customers worldwide and generated $5.5 billion in sales in 2009. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 8:30 a.m. Pacific (11:30 a.m. Eastern) on April 29 to discuss first quarter results.

To access the conference call from within North America, dial (877) 296-9413 (access code – 53829334) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 53829334). Replays will be available for one week at (800) 642-1687 (access code – 53829334) from within North America and at 1-(706) 645-9291 (access code – 53829334) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q1 2010 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the second quarter of 2010, including the company’s markets, seasonally higher silvaculture and road costs in Timberlands, improved operating rates and higher sales volumes in the Wood Products segment, higher log costs, higher pulp price realizations, increased expenses for annual planned maintenance and freight in the Cellulose Fiber segment, and increases in home sale closings and lower average sales prices in our single-family homebuilding operations.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including the level of interest rates, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;

•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the restructuring of the Company’s business support functions;

•	performance of the company’s manufacturing operations, including maintenance requirements;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	the level of competition from domestic and foreign producers;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	changes in accounting principles;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters; and

•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.